Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectuses of Pluristem Therapeutics Inc., for the registration of Common Stock, Preferred Stocks, Warrants and Units of two or more of such securities, dated July 16, 2020, and to the incorporation by reference therein of our reports dated September 12, 2019, with respect to the consolidated financial statements of Pluristem Therapeutics Inc. and the effectiveness of internal control over financial reporting of Pluristem Therapeutics Inc., included in its Annual Report (Form 10-K) for the year ended June 30, 2019, filed with the Securities and Exchange Commission.

Tel Aviv, Israel	/s/ Kost Forer Gabbay & Kasierer Kost Forer Gabbay & Kasierer
July 16, 2020	A Member of Ernst & Young Global